Exhibit 99.1

CONTACTS:

Wm. Stacy Locke, President & CEO Pioneer Drilling Company 210-828-7689
FOR IMMEDIATE RELEASE	Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

PIONEER DRILLING COMPLETES $23.8 MILLION
COMMON STOCK PRIVATE PLACEMENT

FEBRUARY 23, 2004 – SAN ANTONIO, TEXAS – Pioneer Drilling Company (AMEX: PDC) today announced that it has completed the sale of 4,400,000 shares of its common stock at $5.40 per share in a private placement for $23.8 million in proceeds.  Approximately $12.0 million of the proceeds from the private placement will be used to finance the Company’s previously announced seven-rig acquisition, which is scheduled to close in early March 2004.  The remainder of the net proceeds will be used to purchase additional drilling equipment, trucking assets and for general corporate purposes.  The Company engaged Jefferies & Company, Inc., Raymond James & Associates, Inc. and Pritchard Capital Partners as placement agents for the transaction.

Wm. Stacy Locke, Pioneer Drilling’s President and Chief Executive Officer, stated, “We appreciate the interest and support Pioneer Drilling received from numerous new institutional investors across the country.  This additional financing positions the Company to continue to execute on its growth strategy and allows us to complete our pending acquisition as scheduled.”

The shares sold in the private placement were not registered under the Securities Act of 1933, as amended, and may not be reoffered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements.  The Company has agreed to file a registration statement with the SEC covering resales of the shares sold in the private placement.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Pioneer Drilling Company provides land contract drilling services to independent and major oil and gas operators drilling wells in north, east and south Texas.  The Company’s fleet consists of 28 land drilling rigs that drill in depth ranges between 8,000-18,000 feet.  Upon completion of the seven-rig acquisition, consisting of mechanical 700 to 1200 horsepower rigs capable of drilling to depths of 10,000 to 14,000 feet, the Company’s fleet size will increase to 35 drilling rigs.

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management.  Forward-looking information includes statements regarding the Company’s pending acquisition, planned use of proceeds and growth strategy.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and other forward-looking statements the Company makes from time to time and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to the environment.  Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  These risks, as well as others, are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2003 and subsequently filed quarterly reports on Form 10-Q.

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